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                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT
              THIS ESCROW AGREEMENT (the "Escrow Agreement") dated as of
January 5, 2000, is made by and among AppliedTheory Corporation, a Delaware corporation ("Parent"), AppliedTheory Reef Acquisition Corp., a Delaware Corporation (the "Company"), United States Trust Company of New York (the "Escrow Agent"), and James G. Couch (the "Company Stockholder") as contemplated by that certain Agreement and Plan of Merger, dated as of December 3, 1999, by and among Parent, AppliedTheory Reef Acquisition Corp., a Delaware Corporation (the "Merger Sub"), the Company, and the Company Stockholder (the "Agreement and Plan of Merger"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.
              WHEREAS, Parent, the Company, and the Company Stockholder have entered into the Agreement and Plan of Merger to provide for the merger of the Company and the Merger Sub and the corresponding transfer to the Parent of all the ownership interests of the Company (the "Merger");
              WHEREAS, the Company Stockholder has agreed to indemnify Parent in certain circumstances pursuant to Article 7 of the Agreement and Plan of Merger;

              WHEREAS, the closing of the transactions contemplated by the Agreement and Plan of Merger is taking place as of the date hereof and the execution of this Escrow Agreement by the parties is an express condition thereto; and

              WHEREAS, Parent has relied upon the representations, warranties and covenants of the Company and the Company Stockholder provided in the Agreement and Plan of Merger and in the Schedules, Exhibits and other instruments or agreements delivered to and in favor of Parent pursuant to the Agreement and Plan of Merger.

              NOW, THEREFORE, to induce Parent to proceed with the Closing and the Merger, and in further consideration of the mutual covenants and agreements contained herein and in the Agreement and Plan of Merger, and intending to be legally bound, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                             CREATION OF ESCROW FUND

              SECTION 1.1. Contemporaneous with the execution of this Escrow Agreement, Parent shall deposit at Closing a portion of the Parent Common Stock equal in value to Four Million Two Hundred and Fifty Thousand Dollars ($4,250,000), with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. Upon compliance with the terms hereof, Parent shall be entitled to receive payment from the Escrow Fund in the form of shares of Parent Common Stock for all Losses for which Parent is entitled to indemnification under the Agreement and Plan of Merger.




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              SECTION 1.2. The Escrow Agent shall hold, safeguard and dispose of the Escrow Fund in accordance with the terms hereof and shall treat such Escrow Fund as an escrow fund in accordance with the terms hereof.

                                   ARTICLE II
                                  ESCROW PERIOD

              The funds forming the Escrow Fund shall remain in existence for a period of twelve months commencing on the Closing of the Agreement and Plan of Merger (the "Escrow Period") and no claim may be asserted thereafter; provided, however, that any Parent Common Stock which shall continue to be maintained in the Escrow Fund beyond the Escrow Period pursuant to Article V shall be held subject to the terms hereof.

                                   ARTICLE III
                           CLAIMS AGAINST ESCROW FUND

              SECTION 3.1. Claims against the Escrow Fund. Upon receipt by the Escrow Agent on or before the last day the Escrow Fund remains in existence of a certificate signed by the Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of Parent ("Officer's Certificate"), a copy of which, at that time, will also be provided to the Company Stockholder pursuant to the procedure for notice set forth in Article XIII:

              (a) stating that Parent has a Loss and that Parent is entitled to indemnification out of the Escrow Fund pursuant to this Escrow Agreement and the Agreement and Plan of Merger; and

              (b) specifying in reasonable detail (i) the amount of the Loss;
     (ii) the individual items of Losses included in the amount so stated; (iii) the basis for the Loss and (iv) the section of the Agreement and Plan of Merger (or such other applicable instrument contemplated thereby) to which such claim relates;

the Escrow Agent shall, upon receipt of written evidence signed by the Company Stockholder of his consent to the removal of that portion of the Escrow Fund equal to the amount of Losses in respect of any claim made in the Officer's Certificate (the "Stockholder Acknowledgment"), deliver to Parent, as promptly as practicable, out of the Escrow Fund, such number of shares of Parent Common Stock having a value equal to the amount of such Losses. Upon delivery of such an amount from the Escrow Fund, Parent will become the lawful owner of such Parent Common Stock. The Escrow Agent shall remove no amount out of the Escrow Fund pursuant to this Article III unless the Escrow Agent shall have received the Officer's Certificate specified in this Section 3.1 to make such delivery and the Stockholder Acknowledgment. The parties hereto acknowledge and agree that in the event that the Escrow Agent requires clarification or confirmation regarding the number of shares of Parent Common Stock to be delivered hereunder or regarding any other aspect relating to or arising from an Officer's Certificate, the Escrow Agent may contact the Company Stockholder and the party who executed the Officer's Certificate on behalf of Parent.
              Section 3.2. Claims. Any claim by Parent against the Escrow Fund made in an Officer's Certificate pursuant to this Article III shall be referred to herein as a "Claim" or, if multiple, "Claims."

              Section 3.3. Valuation of Parent Common Stock. Parent and the Company Stockholder hereby agree that for the purposes of this Escrow Agreement, the




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Parent Common Stock shall be valued at $16.00 per share.
                                   ARTICLE IV
                             RESOLUTION OF DISPUTES

              SECTION 4.1. If the Company Stockholder shall not have consented in writing through the Stockholder Acknowledgment within five days of receipt of a copy of the Officer's Certificate, the Company Stockholder and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each such Claim. If the Company Stockholder and Parent so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Company Stockholder and will be presented to the Escrow Agent along with an Officer's Certificate.

              SECTION 4.2. If no such agreement can be reached after good faith negotiation and, in any event, 30 days after the Company Stockholder refuses to consent to the removal of a portion of the Escrow Fund for the amount of a Loss in respect of any Claim made by Parent (a "Dispute"), such Dispute shall be submitted to mandatory and binding arbitration. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration hearing shall be held in such location as the parties may mutually agree or, in the absence of mutual agreement, in Denver, CO. The arbitration panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation, the provisions of this Section 4.2. Any award rendered by the arbitration panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

                                   ARTICLE V
                           EXPIRATION OF ESCROW PERIOD
              If, upon expiration of the Escrow Period, Parent shall have asserted a Claim and such Claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in the Escrow Fund that portion of the Escrow Fund, net of any distributions made or to be made with respect to other Claims, equal in value to the Loss asserted in such Claim until such matter is resolved. If it is determined that Parent is entitled to recovery on account of such Claim, the Escrow Agent shall deliver or cause to be delivered the amount of Parent Common Stock having a value equal to the amount due and payable with respect to such Claim, determined as provided in Section 3.3 hereof. Upon such delivery Parent will be the lawful owner of that amount of Parent Common Stock. In the event that no Claims are made or are pending by or at the end of the Escrow Period, the remaining portion of the Escrow Fund, shall be disbursed to the Company Stockholder subject to the prior payment by the Company Stockholder to the Escrow Agent of any amounts owing by the Company Stockholder under
Article XVI.


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                                   ARTICLE VI
                       SCHEDULE FOR RELEASE OF ESCROW FUND

              If any amount is paid by the Escrow Agent pursuant to a Claim and the actual Losses with respect to such Claim are at the time determined to be less than such payment, the Parent shall promptly deposit such excess back into the Escrow Fund, if this Escrow Agreement is then in effect, or transfer such excess to the Company Stockholder, if this Escrow Agreement is no longer in effect.

                                  ARTICLE VII
                   ESCROW AGENT'S RIGHTS AND RESPONSIBILITIES

              To induce the Escrow Agent to act hereunder, it is further agreed that:

              (a) Any recitals contained in this Escrow Agreement shall be deemed to be those of the principals and not those of the Escrow Agent.

              (b) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property.

              (c) The Escrow Agent may engage legal counsel who may not be counsel for any party to the Escrow Agreement and may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions taken or suffered pursuant to the opinion of such counsel. The fees and expenses of such counsel shall be deemed to be a proper expense for which the Escrow Agent will have a lien against the Escrow Fund.

              (d) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder. The Escrow Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons.

              (e) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Escrow Agreement or any documents deposited with the Escrow Agent.

              (f) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

              (g) The Escrow Agent is authorized to rely on the written instructions of the Company Stockholder as being the acts of the Company Stockholder.



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              (h) The duties of the Escrow Agent shall be as expressed under this Escrow Agreement, and the Escrow Agent shall have no implied duties. The permissive right or power to take any action shall not be construed as a duty to take action under any circumstances, and the Escrow Agent shall not be liable except in the event of its gross negligence or willful misconduct.

              (i) The Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

              (j) In consideration of its acceptance of the appointment as the Escrow Agent, and except with respect to the Escrow Agent's own gross negligence or willful misconduct or acts or omissions by the Escrow Agent not in good faith, the other parties hereto agree, jointly and severally, to indemnify and hold the Escrow Agent harmless as to any loss or liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse the Escrow Agent for all its expenses, including attorney's fees, incurred by reason of its position hereunder or actions taken pursuant hereto. The Escrow Agent shall have no liability under, or duty to inquire into, the terms and provisions of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature and that the Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith. This paragraph (j) shall survive the termination of the Escrow Agreement.

              (k) The Escrow Agent may execute any of the duties under this Escrow Agreement by or through agents or receivers.

              (l) Unless specifically required by this Escrow Agreement, the Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary.

              (m) In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the clerk of the court in which the litigation is pending any and all funds, securities or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to implead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any such funds, securities or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder.

              (n) The Escrow Agent shall not be obligated to risk its own funds in the administration of the Escrow Fund and shall have a lien against any funds, securities or other property in its possession or control for its fees, expenses and advancements. The Escrow Agent need not take any action under this Escrow Agreement which may involve it in any expense or liability until indemnified to its satisfaction for any expense or liability it reasonably believes may occur.



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                                  ARTICLE VIII
                                     RECORDS

              The Escrow Agent shall maintain a record of all Claims against the Escrow Fund filed with it pursuant to Article III, a record of all such Claims which shall become payable as provided in Article III or IV and a record of all payments from the Escrow Fund to Parent.

                                   ARTICLE IX
                           RESIGNATION OF ESCROW AGENT

              The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving 30 days' written notice thereof to the Company Stockholder and Parent by registered or certified mail. Such resignation shall become effective following such written notice upon the earlier of the appointment by Parent and the Company Stockholder of a successor escrow agent that accepts the appointment and agrees to be bound by the provisions of an agreement substantially similar to this Escrow Agreement or the expiration of 30 days thereafter. Upon the effectiveness of such resignation, all duties hereunder of the Escrow Agent so resigning shall cease, other than the duty to account in accordance with Article VIII. The Company Stockholder and Parent shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor escrow agent, selected by Parent and the Company Stockholder, that has accepted the appointment and agreed to be bound by the provisions of an escrow agreement substantially similar to this Escrow Agreement. In event of such termination, the Escrow Agent shall turn over and deliver to such successor escrow agent the Escrow Fund, and any other sums and the records and instruments held by it under this Escrow Agreement and render the accounting required by Article VIII. Notwithstanding the appointment of a successor escrow agent, the provisions of Article XVI shall govern with respect to Parent's liability for any fees incurred with respect to the administration of the Escrow Fund or charged by any escrow agent.

                                   ARTICLE X
                                     VOTING

              During the term of this Escrow Agreement, the Company Stockholder shall be deemed the owner of and shall have voting power over all Parent Common Stock in the Escrow Fund.

                                   ARTICLE XI
                           DIVIDENDS AND DISTRIBUTIONS

              During the term of this Escrow Agreement any dividends or other distributions on the Parent Common Stock that are made in the form of cash or any other form of property, except for ownership rights in the Company or any subsidiary thereof, shall be distributed to the Company Stockholder. During the term of this Escrow Agreement any dividends or other distributions on the Parent Commons Stock that are made in the form of capital stock or any other form of ownership interest in the Company



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or any of its subsidiaries shall remain in the Escrow Fund until the end of the term of this Escrow Agreement.

                                   ARTICLE XII
                                 PARENT RIGHTS
              Parent's right to payment for Losses is, in all cases, in addition to and not in substitution of any other rights or remedies available to Parent under the Agreement and Plan of Merger, any other agreement in respect of the transactions contemplated thereby, or by operation of law or in equity, including the right to specific performance or injunctive relief.

                                  ARTICLE XIII
                                     NOTICES

              All notices and other communications pursuant to this Escrow Agreement shall be in writing and shall be deemed given if delivered personally, sent by a nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed with a copy sent by courier or registered or certified mail return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

                            To Parent:    AppliedTheory Corp.
                                          40 Cutter Mill Road, Suite 405
                                          Great Neck, NY 11021


                       with a copy to:    Dewey Ballantine LLP
                                          1301 Avenue of the Americas
                                          New York, NY 10019-6092
                                          Attention: Frank E. Morgan, II, Esq.

           To the Company Stockholder:    James G. Couch
                                          Box 8343
                                          Incline Village, NV 89452
All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, (c) in the case of mailing, on the third business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been received pursuant to clause (a), (b) or (c)).

                                  ARTICLE XIV
                             SUCCESSORS AND ASSIGNS

              This Escrow Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.



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                                   ARTICLE XV
                                  GOVERNING LAW

              This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the choice of law principles thereof.

                                   ARTICLE XVI
                                   ESCROW FEES

              The Company Stockholder and Parent will each be responsible for up to one half of any administration and other fees charged by the Escrow Agent and any successor escrow agent up to four thousand dollars ($4,000), or up to two thousand dollars ($2,000) each; provided, that the Company Stockholder shall be solely responsible for any administration and other fees charged by the Escrow Agent in excess of four thousand dollars ($4,000).

                                  ARTICLE XVII
                                    EXPENSES

              In the event of any dispute that results in a suit or other legal proceeding to construe or enforce any provision of this Escrow Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Escrow Agreement, the parties agree that each party shall be responsible for its own attorneys' fees and other costs incurred in any action or proceeding.

                                  ARTICLE XVIII
                                  COUNTERPARTS

              This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.



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              IN WITNESS WHEREOF, the undersigned have executed this Escrow
Agreement to be effective as of the day and year first above written.

                                         APPLIEDTHEORY CORPORATION:

                                         By:_____________________________
                                            Name:   Danny E. Stroud
                                            Title: Vice President - Corporate
                                                   Development and Western
                                                   Operations
                                         UNITED STATES TRUST COMPANY OF NEW YORK

                                         By:_____________________________
                                            Name:________________________
                                            Title:_________________________


                                         JAMES G. COUCH:


                                         By:_____________________________
                                            Name:________________________


                                         APPLIEDTHEORY REEF
                                         ACQUISITION CORP.:


                                         By:___________________________
                                            Name: Danny E. Stroud
                                            Title: Vice President - Corporate
                                                   Development and Western
                                                   Operations